Exhibit 10.31

Credit Line Contract

第 1 页 共 22 页

授 信 额 度 合 同

Credit Line Contract

Contract No. : CONT20220721000000199884

Party A (Credit Line granter); Ping An Bank Co., LTD. Shenzhen Branch

Address: 109 Shennan Middle Road, Futian District, Shenzhen, China.

Legal representative (responsible person): Yang Zhiqun

Tel: 4006699999

Contact Person: /____ Department: __/ ___Position: __/ ___

Contact No.:__/ ___ E-mail address:__/ ___

Party B (Credit line applicant): Shenzhen ABGreen Environmental Protection Technology Co., LTD

Address: Room 6F610, Building A, New Paradise Building, Vanke City Community, Bantian Street, Longgang District, Shenzhen, China.

Legal representative: Tang Baitong Tel: 13410322820

Contact Person:__/ ___Department:__/ ___Position:__/ ___

Contact No.:__/ ___ E-mail address:__/ ___

Party B applies for the line of credit to Party A, and the parties hereby enter into this contract through consensus in accordance with the Civil Code of the People’s Republic of China and relevant laws and regulations; For the avoidance of doubt, if any option is involved in this contract, please mark “√” in the box before the option and “X” in the box before the option. If neither “√” nor “X” is marked in the corresponding box, then the content after the box is no option.

Article 1 Line of credit and varieties

1.1	Credit Line Amount: Subject to the conditions and terms hereof, Party A agrees to grant Party B a credit line of RMB 5,000,000.00 (in case of words) five million yuan only. This facility can be applied to multi-currency credit. The exchange rate of currencies other than RMB shall be converted according to the foreign exchange quotation published by Party A when each specific business actually occurs.

1.2	The term of the credit line is item (2) below:

(1) From______________ to _____________.

(2) 12   ☑  Month(s) ☒ Year(s) , calculated From the effective date of this Contract.

During the term of the credit line, the credit line area may beQ recycled Rnot recycled, provided that the total balance of various varieties of credit within the credit line shall not exceed the amount of the credit line. After the expiration of the quota period, the unused quota will automatically become invalid. For the avoidance of doubt, the term of the quota mentioned herein refers to the occurrence period of the specific credit extension under the quota (that is, the period for determining the creditor’s right). The start date of the specific credit extension under the quota must be within the period of the quota, and the termination date of the specific credit extension may exceed the period of the quota. The specific start date and termination date of the specific credit extension shall be subject to the provisions of the specific credit extension business contract. The specific form of a single credit granting business contract includes but is not limited to the account confirmation, loan application, withdrawal confirmation and various data messages on Orange e network, online banking, telephone banking, mobile banking. The forms of loan disbursement vouchers include but are not limited to paper and electronic vouchers signed by Party B, payment vouchers unilaterally issued by Party A, loan receipts, loan notes, etc., statements printed from Party A’s website, etc.

第 2 页 共 22 页

授 信 额 度 合 同

1.3	The credit line includes but is not limited to the following methods: loan, borrowing, bill acceptance and discount, overdraft, factoring, guarantee, loan commitment, letter of credit issuance, gold leasing, derivative products, etc. The basic types of derivatives include forwards, futures, swaps and options, and derivatives also include structured financial instruments with one or more of the characteristics of forwards, futures, swaps and options. The specific business varieties that Party A can actually provide at that time shall prevail.

1.4	The specific credit varieties/credit methods, amounts, interest rates, rates and terms under the limit shall be subject to the individual specific business credit agreement and loan notes or other credit vouchers. The specific form of a single credit business contract includes but is not limited to the account confirmation, loan application, withdrawal confirmation and various data messages on Orange e network, online banking, telephone banking and mobile banking. The forms of loan disbursement vouchers include but are not limited to paper and electronic vouchers signed by Party B, payment voucher issued unilaterally by Party A, loan receipt, loan note, etc., and statement printed from Party A’s website.

Credit transfer under the credit limit

Party B agrees to transfer this line of credit to the following third parties for use (that is, the following entities may also use the amount of this line of credit), and to pay the principal, interest, penalty interest and compound interest of all debts (including contingent liabilities) incurred by the following entities under this line of credit, as well as the costs of realizing the claims (including but not limited to litigation costs, lawyers’ fees, notarial fees and enforcement costs) Party B shall bear joint and several guarantee liability for other losses and expenses caused to Party A by the debtor’s breach of the credit line. The guarantee period shall be from the effective date of the specific business credit contract to the expiration of the term of performance of the debt stipulated in the specific business credit contract (including the early maturity of the debt) for three years after the date.

The specific object of credit transfer and the amount are as follows:

☐_________________________________________(the transferee), amount:(equivalent to):

(currency) (in words):________________________________________________

☐___________________________________________(the transferee), amount:(equivalent to):

(currency) (in words):________________________________________________

☐_________________________________________ (the transferee), amount:(equivalent to):

(currency) (in words):_____________________________________________

_____________________________________________________________________

__________________________________________________________________________

第 3 页 共 22 页

授 信 额 度 合 同

Article 2 Use of the credit line

2.1	The signing of this contract by both parties does not constitute a credit commitment by Party A to Party B. Party B shall submit written applications to Party A one by one for specific credit granting business under the quota, and Party A shall have the right to independently decide whether to issue a single credit granting to Party B under the quota. If Party A agrees to issue a single credit granting after review, both parties shall separately sign a corresponding single credit granting contract according to the nature of the business.

2.2	Prerequisites for the use of the credit line

Before each use of the Line of credit, Party A shall have the right to review whether the following matters have been satisfied and decide whether to allow Party B to use the Line of credit at its own discretion based on the review results, but such review shall not constitute an obligation of Party A:

(1) Party B has completed the government license, approval, registration, delivery and other legal procedures (if any) related to the credit line under this Contract in accordance with relevant laws and regulations;

(2) The relevant guarantee contract and security right have taken effect (if any);

(3) Party B has paid all the expenses in connection with this Contract (if any);

(4) Party B has met the credit conditions agreed herein;

(5) There have been no adverse changes in the business and financial conditions of Party B and the guarantor (if any);

(6) Party B’s willingness to repay and the guarantor’s willingness to guarantee (if any) have not changed;

(7) Party B does not violate provisions hereof or any other contract documents signed by Party B and Party A;

(8) Party B has no major adverse events that may affect Party A or Party B to continue to perform this Contract.

2.3	Party A shall have the right to adjust the quota amount or require Party B to provide additional guarantees according to changes in exchange rates.

2.4	Party A shall have the right to supervise the use of the credit line and the destination of the credit fund, and Party B shall cooperate with it.

2.5	Before or during the use of the facility, Party A shall have the right to suspend and/or terminate the use of the facility if Party A is unable to continue to allow Party B to use the facility due to changes in national macro-control policies, requirements from Party A’s regulatory authority to control the credit scale or direction, and/or other reasons not attributable to Party A. And Party B shall have the right to terminate this Contract and/or require Party B to repay all or part of the debts under the quota in advance, and Party B has no objection to this.

Article 3 Repayment

3.1	Party B shall open an account with Party A and deposit the amount payable in full into the account before the agreed repayment date.

3.2	Upon the maturity of each credit within the quota, Party B shall perform its debt repayment obligations on schedule and in full amount. Otherwise, it will be treated as overdue credit granting or advance payment.

第 4 页 共 22 页

授 信 额 度 合 同

3.3	If Party B fails to fulfill the obligation of repayment on time in full or makes passive advances from the bank, it shall be liable for breach of contract according to the provisions of the specific business credit granting contract and/or other relevant documents, including but not limited to the collection of penalty interest and liquidated damages; For off-balance sheet credit granting business such as acceptance, letter of guarantee, standby letter of credit and letter of credit, Party B shall timely perform the payment obligations under such business as notified or required by Party A from time to time, or make up the deposit to Party A up to 100% of the credit granting amount for external payment as required by Party A.

Article 4 Representations and warranties of Party B

4.1	Party B is a company lawfully established, validly existing and of good reputation in the jurisdiction where it is located, owned and engaged

Party B has all corporate rights and government licenses and approvals required for its current business, and has a good credit standing of itself and its controlling shareholders.

4.2	Party B has completed all authorization and approval required for signing this Contract. The signing of this Contract is Party B’s true intention and will not lead to violation of its articles of association, relevant laws and regulations and/or any agreement or commitment signed with any third party. At the time of signing this Contract, Party B has not violated any laws, rules and regulations concerning environmental protection, energy conservation, emission reduction and pollution reduction, and promises to strictly abide by such laws, rules and regulations after signing this Contract.

4.3	Unless Party B has given a written notice to Party A before signing this Contract, Party B shall not have any litigation, arbitration, enforcement, appeal, reconsideration and other procedures or other events or circumstances that may have a material and unbeneficial impact on the performance of this Contract.

4.4	Party B shall, as required by Party A, promptly provide the financial statements, all account numbers of its opening bank, the balance of deposits and loans and other relevant information required by Party A, and ensure that the documents and information provided are true, complete and objective without any false records, misleading statements or major omissions. The financial statements are prepared in strict accordance with Chinese accounting standards.

Article 5 Rights and Obligations of Party B

5.1	Party B shall have the right to apply to Party A for handling specific business in accordance with the terms and conditions agreed herein, and Party A shall act in accordance with the terms hereof.

5.2	As the cooperation basis for Party A to provide the credit under this Contract, Party B agrees to give priority to handling deposit, settlement, account and/or financing business with Party A under the same conditions in the future banking business.

5.3	If Party B is a client of the Group, it shall, within 10 days after the occurrence of an affiliated transaction involving more than 10% of its net assets, report to Party A in writing, including the relevant relationship of the parties to the transaction, the transaction items and nature, and the transaction amount or corresponding proportion

第 5 页 共 22 页

授 信 额 度 合 同

And pricing policies (including transactions with no or nominal amounts). The foregoing group customers refer to enterprises or institutions with any of the following characteristics: (a) those that directly or indirectly control or are controlled by other enterprises or institutions in terms of equity or operation; (b) jointly controlled by a third party enterprise or institution legal person; (c) directly or indirectly controlled by the principal investor, key management personnel or his or her close family members (including immediate relatives within three generations and collateral relatives within two generations); Or (d) there are other related relationships, which may not transfer assets and profits according to the principle of fair price, and should be treated as group customers for credit management.

5.4	Under any of the following circumstances, Party B shall notify Party A in writing thirty days in advance and obtain Party A’s written consent before proceeding (except for the circumstances that do not have a significant impact on the performance of this Contract according to Party A’s reasonable judgment):

(1) Major changes in business system, equity structure, form of property rights organization or main business, including but not limited to contracting, leasing, joint venture, joint-stock transformation, merger (and) merger, acquisition, joint venture (cooperation), division, establishment of subsidiaries, custody (takeover), sale of enterprises, transfer of property rights, or capital reduction;

(2) selling, giving, lending, transferring, pledging (pledging) or disposing by any other means of assets whose value exceeds 10% of its net assets;

(3) dividends exceeding 30% of the after-tax net profit of the current year or exceeding 20% of all undistributed profits;

(4) the new foreign investment after the contract comes into effect exceeds 20% of its net assets;

(5) change the terms of debts with other banks, or pay off other long-term debts in advance;

(6) repay debts to shareholders or actual controllers of Party B;

(7) Apply to other banks for credit, or provide guarantees to third parties, or cancel debts of third parties, involving debts exceeding 20% of its net assets.

5.5	Party B undertakes to maintain a reasonable financial ratio during the term of the credit line.

The financial indicators shall always meet the following standards during the credit line use period:

第 6 页 共 22 页

授 信 额 度 合 同

5.6	If Party B applies to handle the business of one loan, Party B further undertakes and agrees to abide by the following provisions:

(1) Party B shall open a settlement account with Party A. Among them, Party B shall open a payment collection account with Party A for the export tax refund account, warehouse receipt and accounts receivable pledged loans, and Party A shall have the right to implement closed supervision on cash flow, and agree that Party A shall have the right to directly deduct the funds in the aforementioned payment collection account from Party B for repayment of all and/or any debts under this credit.

(2) After the loan is issued, Party B shall open and use the enterprise online banking products in Party A.

(3) Party B undertakes that under the same conditions, Party B shall give priority to Party A in handling new collateral financing.

5.7	Party B undertakes to strictly abide by the relevant provisions on anti-money laundering and anti-terrorism financing, provide relevant information and materials as required by Party A, assist in providing anti-money laundering transaction monitoring and submit required data, and be responsible for the authenticity, accuracy and completeness of the information and materials. Party B acknowledges and agrees that in order to meet the requirements of regulatory authorities at all levels at home and abroad and fulfill relevant statutory obligations, Party A has the right to take necessary measures related to anti-money laundering and anti-terrorism financing without notifying Party B in advance, including but not limited to suspension or termination of any service. Party B agrees to assist Party A in taking appropriate actions and investigations in accordance with relevant regulations on anti-money laundering and counter-terrorism financing when required by Party A, and acknowledges that the actions and investigations taken by Party A do not constitute the breach of Contract.

Article 6 Rights and Obligations of Party A

6.1	Party A shall have the right to ask Party B to repay all debts in full and on time, and request Party B to apply for and use the amount according to the conditions and terms of this Contract.

6.2	For a credit limit of more than one year (excluding one year), Party A shall have the right to evaluate the operating financial status and specific project progress of Party B and the guarantor (if any) in accordance with the credit conditions agreed upon when the credit Limit becomes effective in the second year, and adjust the credit amount, term and interest rate according to the evaluation results.

If there is any collateral (pledge), Party A shall have the right to request an evaluation institution approved by Party A to evaluate the value of the collateral (pledge) every year. If the value of the pledged (pledged) has decreased significantly, it is no longer sufficient to guarantee the debts under the main contract, and Party A has the right to ask Party B to repay part of the loan or provide other security measures approved by Party A.

6.3	Party A has the right to ask Party B to provide information related to the credit line, enter Party B’s business premises, investigate, review and inspect the use of the credit line and Party B’s assets, financial status and business conditions, and Party B shall cooperate; Party A shall have the right to supervise Party B’s use of the loan in accordance with the purposes agreed herein.

6.4	Party a shall be obliged to keep confidential the information provided by Party B, except in the following circumstances: (a) otherwise stipulated by laws and regulations or otherwise required by competent authorities or regulatory authorities; (b) disclosure in any legal or arbitral proceedings; (c)to Party A’s group or a branch of Ping An Bank Co., LTD.; (d) to the professional consulting agencies (including but not limited to lawyers and/or financial advisers) employed by Party A; (e) circumstances that may be disclosed as otherwise agreed by both parties; or (f) the information provided by Party B does not constitute confidential information.

第 7 页 共 22 页

授 信 额 度 合 同

Article 7 Breach of Contract

7.1	Any of the following events shall constitute Party B’s breach of Contract hereunder:

(1)	In case of interest arrears, overdue payments, advances or any other unpaid debts of Party B under the credit facility hereunder, or failure to use the credit funds for the purposes agreed by both parties;

(2)	Party B fails to use the funds of credit granting or loan in accordance with the agreed manner or evades the agreed payment of credit granting or loan entrusted by splitting the whole into parts;

(3)	Party B violates any representations, warranties or commitments made by it;

(4)	Party B breaches any of its obligations under this Contract;

(5)	The information or materials provided by Party B to Party A in connection with the execution or performance of this Contract are inaccurate, incomplete, concealing true and important information, or contain major omissions or misleading;

(6)	Party B fails to complete the guarantee registration procedures related to this Contract (if necessary) in a timely manner as required;

(7)	Party B or the guarantor evades bank claims through affiliated transactions or other means;

(8)	Party B or the guarantor fails to manage and claim claims due, or discards its main property without compensation or at an unreasonable low price or in other inappropriate ways, such as transferring property or withdrawing funds or other acts of evading debts;

(9)	Party B uses false contracts and arrangements with any third party, including but not limited to discounting or pledging creditor’s rights such as notes receivable without real trade background to obtain funds or credit from Party A or other banks;

(10)	Party B or the Guarantor breaches any other contract (including but not limited to credit extension contract, loan contract or guarantee contract, etc.) entered into with Party A (including any branch of Ping An Bank) and/or other financial institutions or breaches the contract under any securities of debt nature issued by it;

(11)	The guarantor of Party B violates the provisions of the guarantee contract (including but not limited to the guarantee contract, mortgage contract and pledge contract) or breaches the provisions under the guarantee contract, or the guarantee contract is not effective, invalid or cancelled, or the guarantee registration procedures are not completed as required; The value of the security is significantly reduced, lost, or the ownership is disputed, or it is sealed up, distrained, frozen, deducted, retained, auctioned, etc.;

第 8 页 共 22 页

授 信 额 度 合 同

(12)	Deterioration of business and financial conditions of Party B or the guarantor (if any), occurrence of major financial losses, asset losses (including but not limited to asset losses caused by its external guarantees) or other financial crises; Or Party B, Party B’s shareholders or actual controllers, guarantors (if any), or the legal representative or principal management personnel of any such entity are involved in major litigation, arbitration, cases, or are subject to administrative penalties, criminal sanctions, or are involved in such administrative or criminal investigation procedures, or their major assets are sealed up, frozen or property preservation and other compulsory measures are taken, Or other events that cause it to be unable to perform its duties normally; Or the provision of guarantees by Party B or the Guarantor (if any) to a third party which has a material adverse effect on its financial condition or ability to perform its obligations under this Contract; Or Party B or the guarantor (if any) has any division, merger, major merger, acquisition and reorganization, disposal of major assets, capital reduction, suspension of business, suspension of business, suspension of production, suspension of business for rectification, liquidation, reorganization, cancellation, dissolution, bankruptcy, or revocation of business license; Or there is a change in the shareholder or actual controller of Party B, or any of the events listed in Article 5.4 of this Contract to be notified actually occurs without the prior consent of Party A, and Party A considers that the aforesaid events will affect the security of its creditor’s rights;

(13)	the business term of Party B or the guarantor expires within the term of this line of credit, and no renewal procedures are carried out;

(14)	Any other event or circumstance that may seriously affect Party B’s ability to perform its obligations hereunder occurs.

7.2	In case of any of the above breaches, Party A shall have the right to take one or more of the following measures:

1)	Adjust, cancel or terminate the line of credit hereunder, or adjust the term and amount of the line of credit, etc.; Or suspend the issuance of new credit or approve new withdrawal applications;

2)	declare all or part of the credit under this line to expire immediately in advance, require Party B to immediately repay part or all of the principal, interest, penalty interest, compound interest and fees of the credit line, and collect penalty interest on the debts issued under the credit line according to the penalty interest rate from the date of the breach; Until Party B pays off all the debts under the credit Line (including but not limited to the principal, interest, penalty interest, compound interest and related fees); For the avoidance of doubt, the foregoing fees shall include but not be limited to all expenses incurred by Party A to realize the debt (specifically, refer to Article 7.3 hereof);

3)	Party A shall have the right to require Party B to immediately deposit a deposit in full to 100% of the credit amount to Party A for the off-balance sheet credit facilities that are not yet due;

4)	Require Party B to provide new guarantee measures approved by Party A;

5)	The right to directly deduct money from the account of Party B or the relevant guarantor to pay off all or part of Party B’s debts under this Contract and/or each specific business contract (including the debts required by Party A to be paid in advance) without first obtaining Party B’s consent;

6)	the right to exercise the relevant security rights, including but not limited to requiring the guarantor to immediately perform the warranty obligation, or to realize the security rights by legally disposing of the mortgaged property and/or pledged property;

7)	Where Party A claims the right of subrogation to Party B’s debtors in accordance with law, or requests the court to cancel Party B’s act of giving up its debt right due or transferring property without compensation or at an obviously unreasonable low price, Party B shall provide all necessary cooperation and assistance as required by Party A, and Party B shall bear all expenses incurred by Party A;

8)	Take other remedies permitted by law or agreed upon in the contract.

第 9 页 共 22 页

授 信 额 度 合 同

7.3	“Expenses for fulfilling claims” hereunder shall mean reasonable expenses incurred or required by Party A for collection, etc., as a result of Party B’s failure to repay Party A’s debts hereunder on time. Including but not limited to public announcement, notarization, service, appraisal fee, attorney’s fee, litigation fee, arbitration fee, travel expenses, evaluation fee, auction fee, property preservation fee, enforcement fee, transfer fee, etc. Party B shall bear all “expenses incurred by Party A for realizing the creditor’s rights hereunder.

Article 8 Notice and Service

8.1	Terms of Agreement on notice and Service

8.1.1	Principles of Notice and Service. Any notice, request or other document sent by a party to any other party in accordance with the terms of this Contract shall be sent in writing (including by E-mail) to any other party. The initial contact address, telephone number, fax number, e-mail address and contact person (if any) designated by both parties are set out at the beginning of this contract.

8.1.2	Party B’s effective delivery address is as follows:

8.1.3	Mailing address: 【※ Address of the borrower * 】

8.1.4	The electronic terminal address of Party B to receive legal documents (including litigation documents, arbitration documents and judgment documents, the same below) delivered by electronic means is as follows:

8.1.5	Mobile phone: 【※ Mobile phone number of the borrower * 】

8.1.6	Email Address: 【※ Borrower’s Email address * 】

8.1.7	Party B undertakes and confirms that the electronic terminal address listed above is the electronic terminal address that has been effectively authorized by Party B and is continuously used by Party B.

8.1.8	The above address for service of Party B shall apply to the service of legal documents in the dispute resolution procedure in connection with or arising out of this Contract. Dispute resolution procedures include preservation, advance enforcement, objection to jurisdiction, first instance, second instance, retrial, trial supervision procedure, supervision procedure and execution procedure, as well as all stages of arbitration procedure. Party A and its successors of rights and obligations hereof, as well as the people’s court or arbitration institution in the dispute resolution procedure, shall be the addressee, and Party B shall be the addressee.

8.1.9	The deliveree shall have the right to serve by post, direct service, electronic service to the address of the electronic terminal, or other means prescribed by law. The deliverer shall have the right to choose one or more modes of service. Any method of service chosen by the deliverer shall be a valid method of service.

8.1.10	The criteria for determining the date of service:

(1)	The sender serves the legal document by mail, and the date of service shall be when someone at the mailing address actually signs for it; In the event that Party B fails to actually receive the documents, such as unsigned, rejected or returned, the date of return of the mail shall be the date of service;

(2)	If the mail is served directly by the sender, the date of service shall be deemed as the time of actual service; In the case of unsigned, rejected, etc., the date of service shall be the date on which the sender records the situation on the return certificate of service, or the sender may record the process of service by taking photos, video, etc., and place the legal document in lien. The date of detention of the legal document shall be the date of service;

第 10 页 共 22 页

授 信 额 度 合 同

(3)	If the addressee delivers the legal document by electronic means, the date on which the legal document under the electronic service method arrives at the above electronic terminal address system of Party B shall be the date of service.

8.1.11	The term “service by electronic means” as mentioned in this Article refers to the service of legal documents by electronic means including but not limited to telephone, short message, email, wechat, QQ, etc. Where legal documents are served by the above-mentioned means, they shall be deemed to have been served when the information of service reaches the specified system of the recipient. If the server or the dispute resolution institution such as the people’s Court uses the electronic service method, it will send the service information or specific operation instructions to the mobile phone number of the server entered under this Contract. Party B shall pay attention to check the short message and log in the corresponding electronic address in time to check the legal documents sent. Party B agrees that after the people’s court or arbitration institution serves the legal documents by electronic service, it may not use other service methods.

8.1.12	Party B undertakes and confirms that if any one or more of the mailing addresses and electronic terminal addresses mentioned above are changed, Party B shall notify Party A and other parties hereto in writing within 3 days from the date of change. In the litigation and arbitration stage, Party B shall also notify the people’s court and arbitration institution in writing at the same time. If the address of service is changed but Party A and other parties hereto, or the people’s court or arbitration institution are not notified in writing as required, the addressee who has not received the written notice of change shall be deemed to have not changed, and the service made by the addressee at the address of service before the change shall be deemed to be valid.

8.1.13	Party B shall be liable for all consequences caused by inaccurate or wrong filling in the mailing address or electronic terminal address provided by Party B or failure to perform the obligation of written notice as required after the change.

8.2	The legal effect of the provisions of this Article on service shall be independent of this Contract and shall not be affected by any change in the validity of the whole or part of the provisions hereof.

第 11 页 共 22 页

授 信 额 度 合 同

Article 9 Withholding agreement

9.1	Party B hereby irrevocably agrees that when Party B owes Party A any unpaid debts due (including those due early), Party A shall have the right to directly deduct all or part of the principal, interest and/or any other related charges of such debts from any account opened by Party B at any and/or all business institutions of Ping An Bank Co., LTD. And/or liquidate Party B’s assets in such accounts for settling the debts owed by Party B to Party A; The interest and/or investment losses arising therefrom shall be borne by Party B.

9.2	Unless otherwise expressly agreed herein, Party A shall notify Party B after the withholding or disposal of the proceeds for realization of the withholding and shall have the right to continue to claim from Party B the insufficient part (if any) of the withholding involves multiple claims or is insufficient to pay off all debts due (including principal, interest, penalty interest, compound interest and/or fees). Party A shall have the right to determine the specific order of payment of the withheld proceeds.

9.3	If currency conversion is involved in the collection process, the foreign exchange rate announced by Party A at the time of collection shall be applied.

Article 10 Online financing

10.1	Both parties agree that if Party B applies to Party A for online financing through the electronic channels provided by Party A, both parties agree to perform their obligations in accordance with the provisions of this Article.

1)	The term “online financing service platform” referred to in this Article refers to a set of electronic financial service system developed and implemented by Ping An Bank Co., Ltd. to provide online services to all relevant participants of financing business, and through the integration of this system with the bank’s internal credit management system, account processing system, accounting system and other related systems. As well as the coordination and sharing of data and information with the relevant business partners, the purpose is to provide customers with more efficient and convenient financing, settlement, fund management, risk management, information services and other comprehensive financial products and services, and maximize the realization of business flow, logistics, capital flow, information flow and other types of information with a high degree of transparency and sharing. It is also referred to as “Party A’s Platform” under this Article.

2)	Based on the different business processes and operating rules set by Party A for different financial products and services, Party B may conduct various business operations by electronic signature through Party A’s electronic channels such as e-banking. For example, Party A may submit, sign, confirm and modify various business applications corresponding to the relevant financial products and services (such as loan application, acceptance application, pledge application, repayment application, collateral replacement, disposal, release of guarantee application and various information service application) and other relevant legal documents through Party A’s platform. Based on the specific functions of Party A’s platform, Party A shall conduct inquiries, statistics and early warning about the processing status of various business applications.

3)	The The “online financing business” mentioned in this Article refers to all kinds of financial products and services whose service functions corresponding to all or part of the business processes and operation links are successfully realized through Party A’s platform. Including but not limited to: loan, acceptance, discount, letter of credit, letter of guarantee and other basic financing products; Spot pledge and other assets pledge financing, factoring and other accounts receivable financing, advance bill \ advance payment after goods prepayment financing and other supply chain financing business; All kinds of settlement and information value-added services.

第 12 页 共 22 页

授 信 额 度 合 同

10.2	Party A and Party B hereby confirm that before Party B applies for online financing business, it shall have signed the Agreement on the Use of Ping An Bank Online Financing Service Platform (hereinafter referred to as the System Use Agreement) with Party A and ensure the continued validity of the Agreement. Both parties undertake to complete the legal effect of various transactions and electronic order exchange in the form of electronic signature through Party A’s platform respectively; Agree to submit, confirm or sign any legal documents through Party A’s platform in electronic form and its legal effect, and promise to abide by the Electronic Signature Law of the People’s Republic of China and other relevant national laws, regulations and departmental rules, comply with the relevant provisions and standards of national information security level protection, and comply with the Internet technical specifications and security specifications formulated by the State.

10.3	When Party B applies for handling the loan and acceptance business under the online financing business agreed herein, Party A and Party B agree to comply with it

The provisions of this clause include “Agreement on Loan business”, “Agreement on Bill Acceptance business” and so on.

(1) When Party B handles the loan and acceptance business under the online financing business through Party A’s platform, both parties agree that they will not sign the corresponding single loan contract or bill acceptance contract separately, but will change to the business handling method in which Party B submits the loan application and acceptance application to Party A through Party A’s platform, and Party A will also check and confirm through the platform. At the same time, both parties hereby clarify that: according to the specific situation of business development, Party A reserves the right to require Party B to sign a specific credit extension contract instead of issuing a single business application, and Party A warrants that Party B’s main debt under this contract and other relevant credit extension contracts will not increase due to the form of contract signing.

(2) When Party B performs bill discount, overdraft, factoring, opening letter of credit and other specific credit business under the Credit Line Contract, it shall sign a separate master contract for single credit business as required by Party A, otherwise Party A has the right to refuse to handle credit business for Party B.

(3) When Party B handles loan and acceptance business other than through Party A’s platform, it shall also sign a paper loan and acceptance contract as required by Party A; otherwise, Party A shall have the right to refuse to handle credit business for Party B, unless otherwise agreed by both parties.

(4) Party A has the right to adjust the signing method of Party B’s contract business application and other legal documents applying for various credit granting businesses under the Credit Line Contract, and Party B undertakes not to raise any objection and is willing to cooperate unconditionally.

第 13 页 共 22 页

授 信 额 度 合 同

(5) During the validity period of the credit limit agreed in the Credit Line Contract, if Party B applies for online financing business, if Party B electronically signs the relevant legal documents such as the application form for each business under the Contract with its www.orangebank.com.cn Internet Banking customer number, customer certificate and password, and submits the business application to Party A through the electronic channel provided by Party A (including but not limited to the use of Internet information technology, any electronic service platform or system provided by Party A, etc.), such business application, once confirmed by Party A, shall have the legal effect conferred by the current laws of the People’s Republic of China. ) to Party A, such business application, once confirmed by Party A, shall have the legal effect conferred by the current laws of the People’s Republic of China, and both Party A and Party B shall be bound by it. If Party B applies to Party A for business in the above manner, Party B undertakes that it has signed the www.orangebank.com.cn Internet Banking User Service Agreement or other agreements as required by Party A, and has formally activated the service functions of the www.orangebank.com.cn Internet Banking Service Functions and the service functions of other relevant electronic channels.

(6) Party A and Party B hereby confirm that: Both parties agree to submit, confirm or sign any legal document in electronic form and its legal effect, and commit to abide by the Law of the People’s Republic of China on Electronic Signatures and other relevant national laws, regulations and departmental rules, the relevant provisions and standards of national information security level protection, and the Internet technical regulations and security norms formulated by the State.

10.4	Agreement on loan business

(1)	When applying to Party A for a single loan for the online financing business agreed herein, Party B shall submit the loan application to Party A through Party A’s platform. The application form confirmed by Party A shall be an integral part of the Credit Line Contract and the relevant attachments and shall be legally binding on both parties.

(2)	If Party A requires Party B to provide full guarantee (including but not limited to the guarantee of a third party, property mortgage or pledge provided by Party B or a third party) before Party A issues a loan to Party B, Party B shall provide guarantee that meets Party A’s requirements and ensures the continued validity of such guarantee. Both parties shall sign the corresponding guarantee contract and complete the corresponding guarantee procedures; Otherwise, Party A has the right to refuse to grant the loan.

(3)	When applying to Party A for the loan service, Party B shall submit a loan application to Party A, specifying the loan amount, term, interest rate, loan issuance date and other loan elements. The loan application shall be reviewed and confirmed by Party A.The Parties hereby confirm that in the event of any inconsistency between the above factors involved in any loan under this Article and the factors recorded in the actual loan situation issued by Party A to Party B and the final Promisee for Loan, the actual record in Party A’s system shall prevail. Both parties undertake not to raise any objection, nor shall they refuse to undertake the obligations agreed by both parties on this ground.

(4)	Before Party A actually grants the loan to Party B, Party B shall pay the guarantee fee (if any) in accordance with the proportion and amount agreed by both parties. The specific amount, proportion and interest rate applicable to the deposit shall be subject to the records in each loan application submitted by Party B and examined and confirmed by Party A. If the loan application is not specified, the loan application actually required by Party A shall prevail. Any additional deposit made by Party B in the course of business handling shall be deemed as an automatic modification of the deposit provisions of this Article without further confirmation by both parties.

(5)	Unless otherwise agreed, the loan under a single loan application shall be issued in no time and shall be issued by Party A to Party B in a lump sum.

(6)	Loan interest rate

1)	The interest rate of each loan under this line shall be: The loan interest rate (specific execution interest rate [including plus/minus floating point (BPS)] shall be determined by Party A according to the corresponding grade interest rate of the latest LPR published and effective by the National Inter-Bank Lending Center on the specific loan issuance date plus or minus certain floating point (BPS). The specific loan interest rate shall be subject to the information displayed through self-service channels such as online banking or mobile banking. The loan interest rate is calculated on the basis of the actual number of days of borrowing. The daily interest rate of British pound and Hong Kong dollar = annual interest rate /365, and the daily interest rate of other currencies = annual interest rate /360. The annualized interest rate of the loan under this contract shall be calculated using the simple interest method.

2)	If the term of the loan is one year or less, the executive interest rate shall be determined according to the quoted interest rate of the one-year loan market as the floating point of the benchmark interest rate plus/minus; If the loan term is more than one year, the execution interest rate is determined according to the benchmark interest rate plus/minus floating point according to the quoted interest rate of the loan market for more than five years.

3)	The floating and adjustment method of the loan interest rate is: the fixed interest rate is adopted, which will not be adjusted during the loan term.

4)	If the above agreed loan interest rate is lower than the lower limit of interest rate (if any) prescribed by law or regulatory authority, the loan interest rate hereunder shall be adjusted to the lower limit of interest rate required by law or regulatory authority.

第 14 页 共 22 页

授 信 额 度 合 同

5)	If the LPR rate is required to be used due to force majeure events such as natural disaster, spread of major disease epidemic, system failure, power outage or any other reason, but the authorized issuer of the said rate fails to issue the latest rate at the original update time, and such events continue for ten (10) working days without improvement, Party A shall have the right to request Party B to negotiate within the next fifteen (15) days to re-determine the interest rate applicable to the loan hereunder and charge the interest hereunder according to the new loan rate. During the negotiation period, the interest rate of the loan under this contract shall remain the same as before the negotiation. Once the negotiation is successful, the new loan rate will be implemented on the next working day immediately following. If both parties still fail to reach an agreement on the new applicable interest rate within the aforesaid time limit, Party B shall have the option to issue an early maturity of the loan and recover all the loan.

6)	If the loan interest rate applicable to the next loan under this Article is inconsistent with the loan interest rate recorded in the loan application confirmed by Party A, the latter shall prevail. Prior to the issuance of any loan, Party A shall have the right to negotiate with Party B the specific applicable loan interest rate according to the specific circumstances. If both parties fail to reach an agreement, Party A shall have the right to refuse to grant the loan. For a specific loan business, if the loan interest rate agreed by both parties is inconsistent with the standards and rules stipulated in paragraphs 1) to 6) above, the one agreed by both parties shall prevail.

(7)	The amount, term, actual loan interest rate, loan purpose, payment method and repayment method of a single loan under the quota shall be subject to the single loan business contract. Specific forms of single loan business contract include but are not limited to confirmation of payment, loan application, withdrawal confirmation and various data messages on www.orangebank.com.cn network, online banking, telephone banking and mobile banking. The forms of loan disbursing vouchers include but are not limited to paper and electronic vouchers signed by Party B, transfer vouchers unilaterally issued by Party A, loan receipts, loan ious, etc., and statements printed from Party A’s website, etc.

(8)	Loan settlement

1) Interest calculation

Interest is calculated from the date the loan is actually issued based on the amount actually disbursed and the actual term of the loan. The Loan under this annex is charged at daily interest rate. The daily interest rate of GBP and HKD = APR /365, the daily interest rate of other currencies = APR /360.

2) Interest settlement

☑   Default repayment date:

If net interest repayment, equal principal and interest repayment or equal principal repayment is adopted, the following rules of interest settlement date shall be followed: The first repayment date shall be the interest settlement date of the next month when the loan is granted to Party B, and the subsequent repayment date shall be the interest settlement date of each month, and the amount of the first repayment shall be subject to the calculation of the actual number of days of the loan. The final maturity date of the loan shall be the last repayment date. If the loan issuance date is from 1 to 28, the monthly interest settlement date shall be the corresponding date of the loan issuance date, and the final maturity date of the loan shall be the last interest settlement date, and the interest shall be settled with the principal; If the loan is issued on the 29th, 30th or 31st, the monthly interest settlement date is the 20th, and the last maturity date of the loan is the 28th of the last installment, and the interest is settled with the principal.The

☒ To set a repayment date:

第 15 页 共 22 页

授 信 额 度 合 同

If net interest repayment, equal principal and interest repayment or equal principal repayment is adopted, the following rules of interest settlement date shall be followed: Party B may choose to have the interest settlement date fixed at each month (1st to 28th), the first repayment date shall be the interest settlement date of the next month when the loan is granted to Party B, and the subsequent repayment date shall be the interest settlement date of each month, and the initial repayment amount shall be subject to the calculation of the actual number of days of the loan. If the loan disbursement date is from 1st to 28th, the monthly interest settlement date shall be / , and the final maturity date of the loan shall be the corresponding date of the loan disbursement date of the last phase of the loan, and the interest shall be settled with the principal; If the loan is issued on the 29th, 30th or 31st, the monthly interest settlement date shall be / , and the final maturity date of the loan shall be the 28th day of the last installment, and the interest shall be settled with the principal. If it is otherwise expressly recorded in the loan application confirmed by Party A, the interest settlement method applicable to any single loan under this Appendix shall prevail.

3) Party B shall deposit the principal and interest payable into the designated deduction account before each interest settlement date; Otherwise, Party B authorizes Party A to have the right to directly deduct the amount from any account opened by Party B in Party A’s bank system. If Party B fails to repay the principal and interest in full amount on time, it shall compound the interest according to the penalty interest rate agreed in this appendix from the next day.

(9)	Issuance and payment of the loan

1) The payment of any single loan fund must meet the requirements of the regulatory authorities, and the loan fund payment generally has the following three ways:

①　Full entrusted payment, that is, Party A pays the loan funds through Party B’s account to Party B’s counterparty meeting the agreed purpose according to Party B’s loan application and payment authorization.

②　Partial entrusted payment, that is, if the payment object is clear and the amount of a single payment is more than a certain amount, Party A shall pay the loan funds through Party B’s account to Party B’s counterparty meeting the agreed purpose according to Party B’s application and payment authorization; The remaining loan funds shall be paid by Party B independently, that is, Party A shall release the loan funds to Party B’s account according to Party B’s application, and Party B shall independently pay the loan funds to Party B’s counterparty meeting the agreed purpose.

③　Direct full payment shall mean that Party A shall release the loan funds to Party B’s account according to Party B’s application, and Party B shall independently pay the loan funds to Party B’s counterparty meeting the agreed purpose.

2) Both parties agree to manage the payment of the loan funds in accordance with the following provisions

① If it is expressly stipulated in other relevant business agreements signed by the Parties that any single loan fund issued by Party A to Party B shall be transferred to Party B’s counterparty, the Parties agree to “be entrusted in full. The loan funds shall be paid and transferred to Party B by means of payment;

② If there is no other agreement, Party B agrees that when the amount of the ☑  line of credit/☐ accumulated payment is reduced to more than RMB 0,000yuan (inclusive), it must be paid directly in the form of entrusted payment Party B’s counterparty;

第 16 页 共 22 页

授 信 额 度 合 同

③ If there is another explicit agreement on the payment method of loan funds in a single loan application reviewed and confirmed by Party A, the agreement in the loan application shall prevail;

④ If entrusted payment is adopted, Party B may require Party A to pay the loan funds only if the following payment conditions are met:

a.	Party B shall, as required by Party A, submit the payment application form and the corresponding business contract and other supporting materials, and the transaction object, payment amount and other information listed in the payment application form are consistent with the supporting materials;

b.	The application for payment conforms to the purpose of the loan agreed herein;

c.	Party B authorizes Party A to pay the loan funds to the specific transaction party;

d.	Party A shall have the right to check whether the payment object, payment amount and other information listed in the payment application provided by Party B are consistent with the relevant business contract and other certification materials, and shall have the right to reject the payment application that does not meet the purpose of the loan agreed herein.

⑤ In case of independent payment, after the loan is issued, Party B shall inform Party A of the payment of the loan funds in written form on a monthly basis, and provide Party A with the transaction object, payment amount and other information as well as the corresponding business contract and other supporting materials as required by Party A. Party A shall have the right to verify whether the payment of the loan funds meets the agreed purpose through account analysis, voucher inspection, on-site investigation and other means, and Party B shall provide cooperation.

3) Changes in payment methods and conditions that trigger changes

第 17 页 共 22 页

授 信 额 度 合 同

Under any of the following circumstances, Party A shall have the right to adjust the standard of entrusted payment or change the payment method to full entrusted payment:

① If payment is made independently, Party B fails to regularly summarize the payment status of the loan funds to Party A as agreed, or refuses to cooperate with Party A in verifying the loan through account analysis, voucher inspection or on-site investigation Whether the payment is in conformity with the agreed purpose;

② Party B violates this contract by breaking the whole into pieces to avoid payment entrusted to Party A;

③ Party B’s credit status declines or its main business profitability is not strong;

④ Abnormal use of loan funds;

⑤ regulatory authorities adjust the standards of entrusted payments.

4) Account management

Through negotiation, Party B agrees to open the following account with Party A for monitoring by Party A:

① Party B agrees to open a loan issuance and repayment account with Party A as required by Party A. The account name is Shenzhen ABGreen Environmental Protection Technology Co., Ltd, and the account number is____________ . The issuance, withdrawal and repayment of loan funds shall be handled through the account. Party A shall have the right to dynamically monitor the account and take measures including but not limited to freezing or stopping payment if any abnormal situation is found in the account. Party B shall deposit the repayable amount into the account at least one day before the agreed repayment date. If Party A fails to deduct the repayable amount on time due to insufficient deposit, Party B shall bear the consequences.

② If Party A finds that it is difficult to repay the loan after investigation, such as poor operation, slow recovery of funds, excessive inventory, etc., Party B agrees that Party A has the right to withdraw the loan in advance or increase the guarantee as required by Party A.

③ In case of any inconsistency between the above loan issuance account and the record in a single loan application, the record in the loan application shall prevail. As long as Party A has actually issued a loan to Party B, Party B undertakes not to raise any objection on the grounds of the inconsistency of the loan issuance and/or receiving accounts under the single loan amount, and undertakes that the actual creditor and debt relationship between the two parties will not be affected in any way.

(10) Repayment of the loan

1) The repayment method is divided into net interest repayment, equal principal and interest, and equal principal.

①　Net interest repayment: interest is calculated daily, interest is paid monthly, and the principal is repaid in one lump sum at maturity.

②　Equal amount of principal and interest, that is, the borrower pays the same amount of principal and interest on a monthly basis, and the monthly principal and interest should be paid according to the following formula:

Number of repayment months

Loan principal x monthly interest rate x (1+ monthly interest rate)

Monthly principal and interest payments = ______________________________________________________________

  Number of repayment months

(1+monthly interest rate) －1

第 18 页 共 22 页

授 信 额 度 合 同

③ The equal principal amount, that is, the borrower pays the equal principal amount each month, as well as the monthly interest, the monthly principal and interest payable is calculated according to the following formula:

Principal of the loan

Monthly principal and interest payable =_____________________________ +(loan principal - accumulated principal repaid) x monthly interest rate

Number of repayment months

2) Principal repayment time:

① using the net interest repayment method: the loan is due to repay the principal at one time.

② With equal amount of principal and interest repayment or equal amount of principal repayment: Amortized on the monthly interest settlement date. If the latest maturity date of the loan is inconsistent with the last interest settlement date, the remaining principal must be fully settled on the last maturity date.

3) Party B shall repay the principal and interest of the loan hereunder in full and on time. If Party A fails to repay the principal in full and on time in any installment, Party A shall have the right to require Party B to return all the outstanding principal and charge penalty interest on all the outstanding principal according to the overdue loan from the date of overdue.

4) If Party B needs to repay the loan in advance, it shall apply to Party A and obtain the consent of Party A.

5) Party B irrevocably authorizes Party A to deduct from any account opened by Party B at any business institution of Ping An Bank Co., Ltd. all the principal and interest of the loan due or due in advance, as well as Party A’s payment on behalf of Party B and other relevant expenses.

(11) Party B shall truthfully provide the documents and materials required by Party A, as well as the information of all account numbers and deposit and loan balances of the opening bank, and cooperate with Party A’s investigation, review and inspection.

(12) Special provisions on liability for breach of contract.

1) If Party B fails to repay the principal and interest of the loan as agreed upon upon the maturity or early maturity of the loan, Party A shall have the right to charge 50% penalty interest rate on the loan principal at the loan interest rate agreed herein from the date of overdue according to the actual number of overdue days;

2) If Party B misappropriates the loan, Party A has the right to charge interest and penalty interest on the principal amount of the loan from the date of misappropriation on the basis of the number of days of misappropriation in breach of contract at the rate of the loan rate agreed in this contract plus 100% of the penalty interest rate; and in the case of overdue and misappropriation of the loan at the same time, choose the one with the heavier penalty interest rate;

3) For the interest and penalty interest that cannot be paid on time, compound interest shall be calculated at the penalty interest rate; For loans that are overdue and diverted at the same time, compound interest shall be reassessed.

Party B shall deduct the receivables for repayment in accordance with the previous period and the current period. If the loan is overdue for 90 days (including 90 days), the principal and interest of the loan shall be repaid in the following order: (1) fees; (2) compound interest; (3) interest and penalty; And (4) principal. If the loan is more than 90 days overdue, the order of repayment of the principal and interest of the loan is: (1) fees; (2) the principal; (3) interest and penalty; And (4) compound interest. Party A shall have the right to unilaterally change the order of repayment of the aforesaid loan principal and interest, and the change order shall take effect on the date when Party A’s written notice is delivered to Party B.

第 19 页 共 22 页

授 信 额 度 合 同

Article 11 Commitment on the use of loan funds

Party B promises that the loan will be used for business and will not be used for equity investment such as real estate development, housing purchase, credit card repayment, stocks and financial products or other illegal business activities.

Party B undertakes to abide by Party A’s management measures for the use of the loan as follows:

1. Type of use: The type of use specified in the contract shall prevail, and the type of use specified in the contract shall be consistent with this commitment.

2. Usage information: Party B shall provide the usage information before the loan, and shall cooperate with Party A to check the usage and submit relevant documents after the payment.

3. Penalty measures: If Party B violates the provisions of the purpose management (including situations where the use of the purpose is inconsistent with that stipulated in the contract, failure to provide proof of the use of funds, etc.), Party A shall have the right to declare the loan to be due early and require Party B to return all the loan principal and settle the interest in advance, or collect the penalty interest according to the interest rate stipulated in the contract.

Article 12 Other agreed matters

Article 13 Supplementary Provisions

13.1	The term “maturity” or “expiration” referred to herein shall include natural maturity and early maturity announced by Party A; References to “interest” hereunder shall be deemed to be normal interest unless the context otherwise requires; If the last day of the date or period specified in this contract falls on a statutory holiday, it shall be postponed to the first working day after the statutory holiday unless otherwise agreed herein.

13.2.	Special Agreement on notarization:

☐Both parties agree to carry out compulsory notarization of this contract.

If Party B fails to perform or fails to fully perform the obligations hereunder after the parties have performed the notarization of the contract, Party A shall have the right to apply to the original notary office for the execution certificate and apply to the people’s court with jurisdiction (i.e. the people’s court at the place where the person subject to execution is domicile or where the property of the person subject to execution is located) for execution by virtue of the original notarization certificate and the execution certificate.

☑ The Contract is not subject to compulsory execution notarization.

13.3	During the term of this Contract, Party A shall not, in any way, forgive, extend or delay Party B’s breach or delay so that Party A’s rights under this Contract shall not prejudice, affect or limit all rights of Party A as a creditor under this Contract and relevant laws. Shall not be construed as Party A’s approval or approval of any breach of this Contract, nor shall it be deemed as a waiver of Party A’s right to take action against any existing or future breach.

13.4	Evidence of creditor’s rights and other documents.

(1) Single credit application, credit contract, loan IOU, credit certificate and other legal documents forming creditor’s rights and debts involved under this Contract (including but not limited to all this contract sent by Party A to Party B) Relevant legal documents, payment vouchers, monthly account statements, transaction records related to Party B’s account kept by Party A, various notices sent by Party A to Party B, letter of commitment, statement and other documents unilaterally issued by Party B to Party A) shall be effective parts of this Contract and have the same legal effect.

(2) Unless there is evidence to the contrary recognized by the court, Party A’s internal accounting records and system records relating to principal, interest, penalty interest, compound interest, expenses and repayment records, as well as documents, payment vouchers, records, vouchers and notices issued or retained by Party A in the process of Party B’s business handling, shall constitute definite evidence effectively proving the creditor’s rights relationship between the parties. Party B has no objection to this.

(3) In terms of the statement, if Party B has any objection to the relevant contents of the business statement provided by Party A, it shall raise such objection within 10 days after receiving the statement; otherwise, Party B shall be deemed to have approved all contents listed in the statement.

(4) If any matters not covered herein need to be supplemented, both parties may agree and record them in the above Article 10 (Other agreed matters), or enter into a written agreement as an appendix to this Contract. The appendix to this Contract is an integral part of this contract and has the same legal effect as the text of this contract.

第 20 页 共 22 页

授 信 额 度 合 同

13.5	Party B agrees and authorizes Party A and its head office, Ping An Bank Co., Ltd., to query Party B’s basic information and credit information from the basic database of financial credit information during the application stage of Party B’s credit business and the duration of its business for use in Party B’s credit business application and follow-up management. Party B agrees and authorizes Party A and its head office, Ping An Bank Co., Ltd., to submit Party B’s basic information and credit information, including but not limited to credit information and information that has a negative impact on the credit status of the information subject, to the basic database of financial credit information in accordance with the Provisions of the Regulations on the Management of Credit Investigation Industry.

13.6	Party B hereby expressly agrees that during the performance of this contract, Party A may transfer all or part of its rights and obligations hereunder to any branch or affiliate of Ping An Bank Co., LTD., or any other third party without repeatedly seeking Party B’s advice; For the purpose of transfer, Party A may reasonably disclose the information about Party B hereunder to the potential transferee; Party B shall not assign any of its rights and/or obligations hereunder without the consent of Party A.

13.7	Any provision hereof shall be legally invalid or partially invalid for whatever reason, which shall not affect the validity of other provisions or provisions hereof. In case of any of the foregoing circumstances, Party A shall have the right to terminate this Contract and claim from Party B all the credit principal and interest and other relevant payments hereunder. Party B shall cooperate to immediately return to Party A the entire principal of the credit facility and the amount equivalent to the interest, penalty interest, compound interest and other fees accrued under this Contract.

13.8	If Party B fails to use the quota within three [3] months from the effective date of this Contract, Party A shall have the right to unilaterally terminate this Contract.

13.9	The Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China (for the purpose hereof only, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Province of China); Any dispute arising from the performance of this Contract shall be settled by both parties through negotiation. If no agreement can be reached through negotiation, the dispute shall be settled in accordance with item. (2) below:

(1) Apply to \ for arbitration in accordance with the arbitration at the time of applying for arbitration Arbitration in accordance with the arbitration rules enforced by the institution. The arbitral award shall be final and binding upon both parties.

(2) file a lawsuit with the people’s court of Party A’s domicile; If the arrears of principal and interest are less than 100,000 yuan, both parties agree to apply small claims procedure.

(3) File a lawsuit with a people’s court of__________.

13.10	This Contract shall be signed by both parties (including but not limited to being signed or sealed by their authorized signatories) and affixed with the seal The Contract shall come into force on the date when the seal is submitted, confirmed or signed electronically through Party A’s platform.

13.11	This contract is made in originals, with Party A holding , Party B holding , and Guarantor holding , the registration authority holding , all originals shall have the same legal effect.

If Party B has any questions about this contract or any related complaints or comments, it may contact the customer service hotline at 95511. http://bankpingan.com, online customer service or comment feedback portal of Pockbank APP and personal online banking), service complaint email address (callcenter@pingan.com.cn) or Party A’s business outlets for consultation and feedback. After Party A accepts Party A’s problems, it shall verify and provide solutions to Party B within the prescribed time.

The parties hereto hereby irrevocably confirm and represent that they have each fully read, understood and agreed to the contents of the said contract documents, and Party A has provided Party B with necessary explanations and explanations for the important and/or bold prompt terms in the said contract documents; Accordingly, the parties hereby sign as follows:

第 21 页 共 22 页

授 信 额 度 合 同

Party A (Seal): Ping An Bank Co., Ltd

Legal representative (responsible person) or authorized agent(signature):

Date of signing: August 19, 2022

Party B (Seal):

Legal representative or authorized agent (signature):

Date of signature: August 19, 2022

第 22 页 共 22 页